Exhibit 21.1

                         Subsidiaries of the Registrant

      Security Bancorp Inc., a corporation organized in Alberta, Canada, operating under the name Ca$h Station(TM)

      Intercash POS Systems Ltd., a corporation organized in Alberta, Canada, operating under the name Ca$h Station(TM)